CERTIFICATE OF AMENDMENT
                             to
        SECOND RESTATED CERTIFICATE OF INCORPORATION
                             of
             CENTRAL AND SOUTH WEST CORPORATION

     Central and South West Corporation (the "Corporation"), a Corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies that:

     1. In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (Title 8 of the Delaware Code), the Board of Directors and the Common Stock-holders of the Corporation have duly adopted the following amendment to the Corporation's Second Restated Certificate of Incorporation, as heretofore amended (the "Certificate").

     2. Article "Fourth" of the Certificate is hereby amended by changing the first sentence thereof to read as follows:

     "The total number of shares of stock which the Corporation shall have authority to issue is Three
     Hundred and Fifty Million (350,000,000) shares of
     Common Stock of the par value of $3.50 each."

     IN WITNESS WHEREOF, Central and South West Corporation has caused this Certificate of Amendment to be signed by Ferd. C. Meyer, Jr., its Senior Vice President and General
Counsel, and sealed with its corporate seal and attested by Frederic L. Frawley, its Secretary, this 20th day of May,
1991.

                         Central and South West Corporation

(CORPORATE SEAL)              Ferd C. Meyer, Jr.
                         Senior Vice President
                           and General Counsel

ATTEST:

Frederic L. Frawley
     Secretary